UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 5, 2018

BED BATH & BEYOND INC.

(Exact name of registrant as specified in its charter)

New York	0-20214	11-2250488
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Liberty Avenue

Union, New Jersey 07083

(Address of principal executive offices)   (Zip code)

(908) 688-0888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Officer Changes

On June 5, 2018, Bed Bath & Beyond Inc. (the “Company”) issued a press release announcing the promotions of Eugene A. Castagna to the position of President and Chief Operating Officer, Susan E. Lattmann to the position of Chief Administrative Officer, and Robyn M. D’Elia to the position of Chief Financial Officer and Treasurer and Principal Financial and Accounting Officer.  Mr. Castagna previously served as Chief Operating Officer, Ms. Lattmann previously served as Chief Financial Officer and Treasurer and Principal Financial and Accounting Officer, and Ms. D’Elia previously served as Vice President — Finance.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

In connection with the promotions, the base salaries of Mr. Castagna, Ms. Lattmann and Ms. D’Elia were increased to $2,000,000, $1,250,000 and $750,000, respectively, and Ms. Lattmann and Ms. D’Elia each received an additional grant of performance stock units (“PSUs”) under the Company’s 2012 Incentive Compensation Plan, in the target amount of $150,000 and $400,000, respectively, with features generally consistent with the prior year’s PSU grants, including vesting based on the achievement of various levels of relative earnings before interest and taxes (EBIT) margin over a one-year performance period and relative return on invested capital (ROIC) and relative EBIT margin over a three-year performance period (subject to modification based on a total shareholder return “regulator”) as well as vesting based on each individual’s continued service with the Company through specified dates.

Employment Agreement with Chief Financial Officer and Treasurer

In connection with her promotion, on June 4, 2018, the Company entered into an employment agreement with Ms. D’Elia, Chief Financial Officer and Treasurer (the “Employment Agreement”).  The Employment Agreement provides for severance pay equal to one year’s salary if the Company terminates Ms. D’Elia’s employment other than for “cause,” in the event of a “constructive termination,” defined as the Company’s relocation of Ms. D’Elia’s place of employment by more than twenty-five miles, or the Company’s material breach of one or more terms of the employment agreement, or in the event of her death or disability.  Severance pay will be paid in accordance with normal payroll.  “Cause” is defined in the Employment Agreement as when Ms. D’Elia has: (i) acted in bad faith or with dishonesty; (ii) willfully failed to follow reasonable and lawful directions of the Company’s Chief Executive Officer or the Board, as applicable; (iii) performed her duties with gross negligence; or (iv) been convicted of a felony.  Upon death, disability, termination of employment by the Company for any reason other than for “cause” or termination of employment due to a constructive termination, any unvested options and time vested restricted shares or cash awards will vest and, in the case of options, become exercisable.  In addition, performance based restricted stock awards will vest upon death, disability, termination without “cause” or constructive termination, subject in the case of termination without “cause” or due to a constructive termination to attainment of performance goals.  The Employment Agreement also provides for non-competition and non-solicitation during the term of employment and for one year thereafter, subject to the Company’s ability to extend the period of non-competition for an additional year provided the Company also extends severance payments for such additional period, and confidentiality during the term of employment and surviving the end of the term of employment.  The Employment Agreement provides that Ms. D’Elia is required to deliver a formal release of all claims prior to, and as a condition of, her receipt of any of the severance payments or other post-employment benefits described in the Employment Agreement.

The description of the Employment Agreement in this Current Report on Form 8-K is a summary of, and is qualified in its entirety by, the terms of the Employment Agreement.  A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Employment Agreement between the Company and Robyn M. D’Elia (dated as of June 4, 2018).

99.1	Press Release issued by Bed Bath & Beyond Inc. on June 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BED BATH & BEYOND INC.
(Registrant)

Date: June 5, 2018	By:	/s/ Robyn M. D’Elia
Robyn M. D’Elia
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)